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                                                                    EXHIBIT 21.1



                              LIST OF SUBSIDIARIES


                               OF THE REGISTRANT



1. Medirisk of Illinois, Inc., incorporated in Indiana. Does business from time to time under the name "Formations in Health Care, Inc."



2. Medirisk of Missouri, Inc., incorporated in Missouri. Does business from time to time under the name "PracticeMatch, Inc."